UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ROPER INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 3, 2009

To Our Shareholders:

Notice is hereby given that the 2009 Annual Meeting (the “Annual Meeting”) of Shareholders of Roper Industries, Inc. (the “Company”) will be held at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 on Wednesday, June 3, 2009, at noon, local time, for the following purposes:

1.	To elect three directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2009; and

3.	To transact any other business properly brought before the meeting.

The Company recommends that you vote “FOR” all of the Director nominees and “FOR” the appointment of PricewaterhouseCoopers as independent accountants.

Only shareholders of record at the close of business on April 6, 2009 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of the Company’s Common Stock since that date.

SHAREHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY TELEPHONE, VIA THE INTERNET, OR BY MAIL. INSTRUCTIONS FOR EACH OF THESE METHODS AND THE CONTROL NUMBER THAT YOU WILL NEED ARE PROVIDED ON THE PROXY CARD.

By Order of the Board of Directors

David B. Liner Secretary

Sarasota, Florida

April 29, 2009

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on June 3, 2009.

This Proxy Statement and the Roper Industries, Inc. 2008 Annual Report

to Shareholders are available at:

www.roperind.com

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

PROXY STATEMENT

TO BE HELD ON JUNE 3, 2009

GENERAL

This Proxy Statement is being furnished to shareholders of Roper Industries, Inc. (the “Company” or “Roper”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about April 29, 2009. All shareholders are urged to read this Proxy Statement carefully and in its entirety.

ANNUAL MEETING INFORMATION

The Annual Meeting will be held on June 3, 2009, at noon, local time, 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors. Roper will bear the costs of proxy solicitation. In addition to soliciting proxies by use of the mail, its officers and regular employees may devote part of their time, without additional compensation, for solicitation by fax, telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in that connection. The Company has engaged Georgeson Shareholder Communications, Inc. as the proxy solicitor for the Annual Meeting for a fee of approximately $9,000 plus reasonable expenses.

Where multiple shareholders share the same address, only one copy of this Proxy Statement will be mailed to that address unless Roper has been notified by such shareholders of their desire to receive multiple copies of the Proxy Statement. If you share an address with another shareholder and wish to receive a separate Proxy Statement, you may instruct Roper to provide a separate Proxy Statement by writing to the attention of the Secretary at the address set forth in the following paragraph, or by calling 941-556-2601. Shareholders who share the same address and already receive multiple copies of the Proxy Statement, but prefer to receive a single copy, may contact Roper at the same address and phone number to make such request.

The mailing address of the Company’s principal executive office is Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. This Proxy Statement is accompanied by the Company’s 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“SEC”) on March 2, 2009. Additional copies of the Annual Report are available upon written request mailed to the attention of the Secretary at the above address. In addition, the Form 10-K and exhibits are available on the internet at www.sec.gov. The Annual Report is not part of these proxy soliciting materials.

RECORD DATE; VOTING RIGHTS

Only shareholders of record of the Company’s Common Stock at the close of business on April 6, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. We have one class of voting securities outstanding, which is designated as Common Stock, and each share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 90,485,064 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take shareholders action, shareholders of record who are present at the meeting in person or by proxy and who abstain at the Annual Meeting, and “broker non-votes,” are considered shareholders who are present and count toward the quorum. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Under the rules of the New York Stock Exchange (the “NYSE”), brokers who hold shares in “street name” have discretionary authority to vote on the election of directors and on other routine items when they have not received instructions from beneficial owners. In addition to the proposal for the election of directors, the proposal for the ratification of the appointment of independent auditors is also a routine matter. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on these routine matters, or leave your shares unvoted. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of determining the outcome of the vote on routine matters. Roper encourages you to provide instructions to your brokerage firm by signing and returning your proxy.

With regard to the election of directors, votes may be cast in favor of all nominees or withheld from all nominees or any particular nominee. Directors will be elected by a plurality of the votes entitled to be cast in person or represented by proxy at the Annual Meeting. Votes that are withheld and broker non-votes will be excluded entirely from the vote calculation and will have no effect on the outcome of the voting.

The appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company will be ratified by the affirmative vote of a majority of the total votes present in person or represented by proxy and entitled to vote. An abstention will have the effect of a vote against this proposal.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

You are urged to sign the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with your directions. If a proxy is signed, but no directions are given, it will be voted (i) “FOR” the election of the nominees named herein for Director, and (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

REVOCATION OF PROXIES

You may revoke any proxy at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Roper’s Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors has currently fixed the number of directors at nine. The Certificate of Incorporation also provides that the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders and each class serving three-year terms.

The terms of office of Robert D. Johnson, Robert E. Knowling and Wilbur J. Prezzano expire at this Annual Meeting. Mr. Knowling was appointed a director on August 14, 2008 to fill a vacancy when the number of directors was expanded to nine. Upon recommendation of the Company’s independent Nominating and Governance Committee, the Board of Directors has nominated Messrs. Johnson, Knowling and Prezzano to stand for election as directors for terms expiring at the 2012 Annual Meeting of Shareholders. Mr. Knowling is standing for election by the shareholders for the first time.

Our guidelines provide for directors to retire from the Board following the next annual meeting after attaining age 70. Mr. Banks has attained that age and it is expected that he will retire. If that occurs, then the size of the Board would be reduced to 8.

Proxies received without voting instructions will be voted FOR the nominees listed below. In the event any nominee is unable to serve (which is not anticipated), the proxy will be voted for a substitute nominee selected by the Board of Directors.

Certain information about the nominees, whose current terms will expire in 2009, and about the directors whose terms continue, is set forth below:

Nominees for election or reelection at the 2009 Annual Meeting for terms expiring at the 2012 Annual Meeting	Positions and Offices with Roper	Age
Robert D. Johnson(2)(4)	Director	61
Robert E. Knowling, Jr.(3)	Director	53
Wilbur J. Prezzano(2)(3)(4)	Director	68

Incumbent directors whose terms expire at the 2010 Annual Meeting
Brian D. Jellison(4)	Chairman of the Board, President, and Chief Executive Officer	63
W. Lawrence Banks(1)	Director	70
David W. Devonshire(1)(4)	Director	63
John F. Fort III(2)	Director	67

Incumbent directors whose terms expire at the 2011 Annual Meeting
Richard Wallman(1)(3)	Director	58
Christopher Wright(1)(3)	Director	51

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

(4)	Member of the Executive Committee.

W. Lawrence Banks has been a director since December 1991. He served as a Director of Robert Fleming & Co., Limited, a British merchant banking firm, from 1974, and as its Deputy Chairman, from April 1990 until March 1998, when he retired from that firm. Prior to his retirement, he also served as Chairman of its

U.S. subsidiary Robert Fleming, Inc., a U.S. investment banking company. Mr. Banks is also a director and Chairman of Ambrian Partners, a U.K. investment banking company.

David W. Devonshire has been a director since November 2002. From April 2002 until his retirement in December 2007, he served as an Executive Vice President of Motorola, Inc. and from April 2002 to April 2007, he also served as Motorola’s Chief Financial Officer. From January 1998 to March 2002, he served as Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, prior to which from July 1993 he served as Senior Vice President and Chief Financial Officer of Owens Corning. Mr. Devonshire is also a director of ArvinMeritor, Inc., Arbitron Inc., and Career Education Corporation.

John F. Fort III has been a director since December 1995. Mr. Fort has been a corporate director and private investor since 1993 and is also a trustee of the Brown Foundation in Houston, Texas since 2000. From 1982 until his retirement in January 1993, Mr. Fort held the positions of Chairman and Chief Executive Officer at Tyco International Ltd. In addition, he served as Tyco’s advisor director from March 2003 to March 2004.

Brian D. Jellison has served as Roper’s President and Chief Executive Officer since November 2001 and became Chairman of the Board of Directors in November 2003. From January 1998 to July 2001, Mr. Jellison served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company. During his 16-year career with Ingersoll-Rand, Mr. Jellison served in various senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions.

Robert D. Johnson has been a director since May 2005. From August 2006 to July 2008, Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise. From January 2005 to January 2006, he served as Chairman of Honeywell International’s aerospace business and from 1999 to 2005, he served as its President and Chief Executive Officer. From 1994 to 1999, Mr. Johnson worked at AlliedSignal, rising to the position of President and Chief Executive Officer of AlliedSignal Aerospace Marketing, Sales & Service. Prior to joining AlliedSignal, he was Vice President and General Manager of manufacturing and services for AAR Corporation, an aviation company. Mr. Johnson began his career at GE Aircraft Engines. Mr. Johnson is also a director of Spirit AeroSystems Holdings, Inc. and Ariba, Inc.

Robert E. Knowling, Jr. has been a director since August 2008. He has served as Chief Executive Officer of Telwares, a provider of telecommunications expense management solutions, since June 2005 and also serves on its Board of Directors. Mr. Knowling served as Chief Executive Officer of the NYC Leadership Academy from January 2003 to May 2005 and Chairman and Chief Executive Officer of SimDesk Technologies, Inc., a software development company, from February 2001 to January 2003. Prior to that, Mr. Knowling served as Chairman, Chief Executive Officer and President of Covad Communications Company, a broadband service provider, from July 1998 to November 2000. Mr. Knowing also serves as a director of Ariba, Inc., Aprimo, Incorporated, and Heidrick & Struggles International, Inc.

Wilbur J. Prezzano has been a director since September 1997. Following completion of a 32-year career at Eastman Kodak Company, where he served in various executive capacities, Mr. Prezzano retired in January 1997 as its board Vice-Chairman and as Chairman and President of its greater China region businesses. Mr. Prezzano served as a director of Eastman Kodak Company from May 1992 until his retirement. Mr. Prezzano is a director of TD Bank Financial Group, TD Ameritrade Holding Corporation, Lance, Inc, and EnPro Industries, Inc.

Richard Wallman has been a director since January 2007. From March 1995 to July 2003, Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International and its predecessor AlliedSignal. Mr. Wallman served in senior financial positions with IBM, AlliedSignal and Honeywell International. He presently serves as a director of Ariba, Inc., Hayes-Lemmerz International, Inc., Lear Corporation and Convergys Corporation.

Christopher Wright has been a director since December 1991. From May 2000 through June 2003, Mr. Wright was Chief Executive Officer of Dresdner Kleinwort Capital, the private equity arm of Dresdner Bank

Group AG, Frankfurt, and from July 1998 through June 2003, he was group board member of its affiliate, Dresdner Kleinwort. Since 1986, Mr. Wright has served on the boards of several venture capital funds and privately owned companies and is currently serving as a director of Merifin Capital, NV, an affiliate of a private European investment company, EMAlternatives LLC, a Washington DC based investment advisory firm, Noble Venture Finance LLC, Aletheia Capital LLC, an LBO investment partnership, IDOX PLC, Spark-VCT PLC, and Campbell Lutyens & Co. Ltd., a private investment bank.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Roper’s Corporate Governance Guidelines reflect the Board of Director’s commitment to monitor that the Board of Directors and its Committees are functioning effectively in the exercise of its responsibilities. The Corporate Governance Guidelines are available on Roper’s website (www.roperind.com) and also may be obtained upon request from the Secretary.

Nominating Process

The three directors standing for election at the Annual Meeting were unanimously nominated by the Board of Directors. Roper’s independent Nominating and Governance Committee, acting under its charter, has determined the desired skills, ability, judgment, diversity and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to: high personal and professional ethics, integrity and values; knowledge of Company’s business environment; sound judgment and analytical ability; skills and experience in the context of the needs of the Board of Directors; breadth of business experience; and whether the candidate meets the independence requirements of NYSE. The Company frequently engages a third party to assist in identifying potential nominees. The Board of Directors’ process for identifying and evaluating potential nominees also includes soliciting recommendations from directors of the Company.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. However, shareholder nominees submitted pursuant to the following procedures will be considered under the same criteria that are applied to other candidates. Under Roper’s By-laws, nominations for director may be made by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the By-laws to Roper’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. No shareholder director nominee proposal in connection with the 2009 Annual Meeting was received under the By-laws or otherwise from any shareholder or group of shareholders. For the 2010 Annual Meeting of Shareholders, Roper must receive this notice on or after February 3, 2010, and on or before March 5, 2010. A shareholder can obtain a copy of the full text of the By-law provision by writing to Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. A copy of the By-laws has been filed with the SEC as an exhibit to Roper’s Current Report on Form 8-K filed on February 19, 2009. A copy of the By-laws can also be viewed on Roper’s website (www.roperind.com).

Shareholder Communications

The Board of Directors provides a process for shareholders to send written communications to the Board of Directors. Shareholders may send written communications to the Board of Directors, or the non-management members of the Board of Directors, in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. The Secretary will compile all such communications from shareholders and submit them as addressed to the directors on a periodic basis. This process for shareholders to send such written communications also is set forth on Roper’s website (www.roperind.com).

Interested Party Communications

Any “interested party” (in accordance with NYSE Listing Standard 303A.03) who desires to contact the Company’s Board of Directors, any Committee of the Board, or select Board members (including the non-management directors as a group) may send written communications in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

Code of Business Conduct & Ethics

Roper has a Business Code of Ethics and Standards of Conduct (the “Code of Ethics”). The Code of Ethics addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations, (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. The Code of Ethics applies to Roper’s directors and employees, including its executive officers. The Code of Ethics is available on Roper’s website (www.roperind.com) and also may be obtained upon request from the Secretary. Any amendments to, or waivers of, the Code of Ethics will be disclosed on Roper’s website promptly following the date of such amendment or waiver.

Director Independence

The Board of Directors has a majority of independent directors as defined by the listing standards of the NYSE. As required by the director independence standards, the Board of Directors reviewed and analyzed the independence of each director in February 2009. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its Committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Roper or Roper’s management. As a result of this review, on February 12, 2009, the Board of Directors affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such Committees. In addition, although Mr. Devonshire serves on the audit committee of more than three publicly traded companies, the Board of Directors determined that such simultaneous service does not impair his ability to serve on Roper’s Audit Committee. The Company’s director independence standards are available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2008 served as an officer, former officer, or employee of the Company or had a relationship discloseable under SEC rules as “transactions with related persons.” Furthermore, during 2008, no executive officer of the Company served as:

•

a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Review and Approval of Related Party Transactions

The Company has operated under a Code of Ethics for many years. The Company’s Code of Ethics requires all employees, officers and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted written procedures for reviewing related person transactions. The

Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the Company or a related person are disclosed.

The Audit Committee determined there were no related party transactions during 2008.

BOARD COMMITTEES AND MEETINGS

The Board of Directors of the Company held seven meetings during the fiscal year ended December 31, 2008. Each of Roper’s directors attended more than 75% of the meetings of the Board of Directors (held while such individual served as a director) and of any Committee on which he served. The Board of Directors has not implemented a formal policy regarding director attendance at the annual meeting. Seven of the eight continuing members of the Board of Directors attended the 2008 Annual Meeting of Shareholders either in person or telephonically.

Roper’s non-management directors meet in executive session at each Board of Directors meeting. The non-management directors choose the director who presides at these meetings, and that role is rotated.

Board Committees

The Board of Directors of the Company has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee operates under a written charter, copies of which can be viewed on Roper’s website (www.roperind.com) and may be obtained upon request from the Secretary.

Executive Committee: No Meeting Held in 2008

The Executive Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board of Directors meetings.

Audit Committee: 10 Meetings Held in 2008

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial statements, the Company’s structure for compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit functions. In addition, the Audit Committee prepares the “Audit Committee Report” that follows in this Proxy Statement. The Board of Directors has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules. The Board of Directors has determined that all Audit Committee members meet the NYSE standard of financial literacy and have accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

Appoint, compensate, retain and oversee the registered public accounting firm engaged by the Company; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•

Review the appointment and replacement of the Company’s director of the internal auditing department, which provides the Audit Committee with such department’s significant reports to management and management’s responses thereto;

•	Consider any reports or communications submitted to the Audit Committee by the independent auditors relating to the Company’s financial statements, policies, processes or determinations;

•

Meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, changes to any auditing or accounting principles, policies, controls procedures or practices;

•	Review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods, and the effects of regulatory and accounting initiatives;

•	Review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

Establish procedures for the receipt, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Prepare reports and disclosures required to be included in this Proxy Statement;

•	Review its charter annually; and

•	Report its activities to the full Board of Directors on a regular basis.

Compensation Committee: 4 Meetings Held in 2008

The Compensation Committee administers Roper’s executive incentive compensation programs and determines, together with the other independent members of the Board of Directors, annual salary levels and incentive compensation awards for the Company’s executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of Director compensation and reviews and makes recommendations to the Board with respect to Director compensation and benefits. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Committee. Information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

Annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and based on that evaluation, determine and approve the compensation of the Chief Executive Officer, including salary, bonus, incentive and equity compensation;

•	Annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for the Company’s executive officers;

•	Grant awards and otherwise make determinations under the Company’s equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	Determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the IRS Code;

•	Periodically review and make recommendations to the Board of Directors concerning the Company’s equity and incentive compensation plans;

•	Periodically review and determine the form and amounts of Director Compensation as delegated by the Board of Directors; and

•	Review and discuss with management the annual Compensation and Discussion Analysis (“CD&A”) disclosure regarding named executive officer compensation

Nominating and Governance Committee: 2 Meetings Held in 2008

The Nominating and Governance Committee assists the Board of Directors in identifying individuals qualified to become directors, determining the size and composition of the Board of Directors and its Committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of members of the Board on a periodic basis and evaluating the overall effectiveness of the Board of Directors and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•	Evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, experience, and diversity as well as the Board’s needs;

•	Recommend qualified individuals for board membership, including individuals suggested by management and/or shareholders;

•	Periodically review the size and responsibilities of the Board and its committees and recommend proposed changes to the Board;

•	Recommend to the Board directors to serve as members of each committee;

•	Annually review and recommend committee slates and recommend additional committee members as needed;

•	Develop and recommend to the Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to the Board;

•	Annually review and approve the Chief Executive Officer’s management succession plan to ensure continuity of management; and

•	Develop and recommend to the Board an annual self-evaluation process for the Board and its committees, and administer and oversee the evaluation process.

In assessing director candidates, the Nominating Committee considers a number of qualification factors. Appropriate criteria for Board membership include:

•	the highest personal and professional ethics, integrity and values;

•	an understanding the Company’s business environment; and

•	the ability to make independent analytical inquiries and judgments.

The Nominating Committee also considers a candidate’s skills and experience in the context of the entire Board as well as the diversity, depth and breadth of business and organizational skills, background and experience that a candidate possesses.

The Nominating Committee considers candidates for election as director suggested by our shareholders, provided that the recommendations are made according to the procedures required under our By-laws and described in this Proxy Statement under the caption “Shareholder Proposals for Presentation at the 2010 Annual Meeting of Shareholders.” Shareholder nominees whose nominations comply with these procedures and who meet the criteria described above, in the Committee’s charter, and in our Corporate Governance Guidelines, will be evaluated by the Nominating Committee in the same manner as the Nominating Committee’s nominees.

Mr. Knowling was recommended for consideration as a director nominee by several of the Company’s non-management directors.

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by the Company’s Director Compensation Plan, which is a sub-plan of the Company’s 2006 Incentive Plan. The Director Compensation Plan was amended in August 2008 to provide for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the day after the Company’s Annual Meeting of Shareholders. Unless the non-employee director has timely made a deferral election as provided in the Plan, each RSU represents the right to receive one share of Company Common Stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of Company Common Stock. RSUs do not have voting rights. During 2008, each non-employee director received a grant of 4,000 shares of restricted stock the day after the 2008 Annual Meeting of Shareholders (except Mr. Knowling, whose award was prorated when he joined the Board in August 2008). One-half of the restricted shares or RSUs (for awards granted during 2009) vest six months after the grant date and the remaining shares or units vest the day before the next Annual Meeting of Shareholders.

Under the Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for board and committee meetings as shown in the table below. The cash retainer and the number of restricted units granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year.

Annual Cash Retainer	$42,500
Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000

Board Meeting Compensation(1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000

Committee Meeting Compensation(2)
In-Person Attendance	$1,000
Telephonic Attendance	$500

(1)	An extended board meeting over multiple days is treated as a single board meeting for payment purposes.

(2)	Directors attending a board and a committee meeting on the same day will only receive a fee for the board meeting.

The Company also reimburses its directors for reasonable travel expenses incurred in connection with attendance at board, committee and stockholder meetings and other Company business.

Donald Calder, who retired from the Board in June 2008, and Mr. Jellison were also employees of the Company and eligible to participate in (i) the Roper Industries, Inc. Employees’ Retirement Savings 003 Plan, to which Roper contributed a minimum of 3% and up to a maximum of 7.5% of their eligible earnings and (ii) the 2000 Plan in which management and other employees participate. While a director, Mr. Calder received grants of restricted shares and cash compensation in the same amounts as directors who were eligible to participate in the Director Compensation Plan. Mr. Calder did not receive a grant of restricted shares in 2008. Mr. Jellison did not receive any additional compensation for his service as a Director of the Company, and his compensation is set forth in the “Executive Compensation” section below.

The table below shows the compensation of the Company’s directors (other than Mr. Jellison) during fiscal year 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
W. Lawrence Banks	65,000	253,293	—	318,293
Donald G. Calder	27,250	100,203	1,544	128,997
David W. Devonshire	65,750	253,293	—	319,043
John F. Fort III	57,500	253,293	—	310,793
Robert D. Johnson	61,500	253,293	—	314,793
Robert E. Knowling, Jr.	18,167	86,997	—	105,164
Wilbur J. Prezzano	63,500	253,293	—	316,793
Richard Wallman	66,000	253,293	—	319,293
Christopher Wright	63,250	253,293	—	316,543

(1)

Fees for Messrs. Calder and Knowling are for a partial year of service. Fees for Messrs. Devonshire and Wright include a prorated fee for serving as chairman of the Audit Committee for part of the year.

(2)

The dollar values shown represent the accounting expense we recognized in 2008 for stock awards held by these directors calculated in accordance with FAS 123R. The awards for which expense is shown in this table include the awards granted in 2008, as well as awards granted prior to 2008 for which we continued to recognize expense in 2008. No stock options were granted in 2008 and the Company did not recognize expense in 2008 for options granted in previous years.

(3)

The aggregate number of shares under restricted stock awards outstanding at December 31, 2008 for each director is 2,000, except for Mr. Calder who retired as a director in June 2008 and did not have any restricted stock awards outstanding, and Mr. Knowling who had 3,000 shares under restricted stock awards outstanding at December 31, 2008. Mr. Knowling was appointed as a director in August 2008.

(4)

The aggregate number of shares under stock option awards outstanding at December 31, 2008 for each director is as follows: Mr. Banks: 28,000; Mr. Devonshire: 4,000; Mr. Fort 34,400; Mr. Prezzano: 28,000; and Mr. Wright: 20,000. Messrs. Johnson, Knowling and Wallman did not have any stock options outstanding at December 31, 2008.

(5)	The Company contributed to Mr. Calder’s account in the Company’s Employees’ Retirement Savings 003 Plan.

The Compensation Committee, which is charged by the Board of Directors with fixing director compensation, has established shareholder ownership and retention guidelines for our non-employee directors. Non-employee directors are required to own 4,000 shares of Company Common Stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under the Company’s Director Compensation Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee retains the Company’s independent auditors to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent auditors, and pre-approves all of their services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee maintains oversight of the independent public accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s director of internal auditing and periodically meeting with the director of internal auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ended December 31, 2008; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2008; (iii) discussed with the independent auditors the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iv) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independence accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountant’s independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal controls over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

David W. Devonshire, Chairman

W. Lawrence Banks

Richard Wallman

Christopher Wright

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of Common Stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of March 31, 2009 by (i) each of the Directors, (ii) each named executive officer in the “Summary Compensation Table,” (iii) all of our Directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper Common Stock. Except as noted below, the address of each of the persons in the table is c/o Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, FL 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class

T. Rowe Price Associates, Inc	10,551,255	(3)	11.7%
100 East Pratt Street, Baltimore, Maryland 21202

Capital World Investors	5,475,000	(4)	6.1%
333 South Hope Street, Los Angeles, California 90071

Franklin Resources, Inc.	4,496,705	(5)	5.0%
One Franklin Parkway, San Mateo, California 94403

W. Lawrence Banks	36,000		**
David W. Devonshire	24,000		**
John F. Fort, III	61,900	(6)	**
Brian D. Jellison	1,804,434		1.9%
Robert D. Johnson	12,000		**
Robert E. Knowling, Jr.	3,000		**
Wilbur J. Prezzano	52,000		**
Richard F. Wallman	10,715		**
Christopher Wright	92,919		**
John Humphrey	181,760		**
David B. Liner	61,134		**
Timothy J. Winfrey	150,797		**
Benjamin W. Wood	65,694	(7)	**
All 14 directors and executive officers of Roper as a group	2,681,887		2.9%

**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 30, 2009 upon exercise of stock options issued under Company plans as follows: Mr. Banks (28,000), Mr. Devonshire (4,000), Mr. Fort (28,000), Mr. Jellison (1,047,333), Mr. Prezzano (28,000), Mr. Wright (12,000), Mr. Humphrey (100,001), Mr. Liner (36,000), Mr. Winfrey (102,000), Mr. Wood (37,337), and all 14 directors and executive officers as a group (1,496,671). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following number of unvested restricted stock held by directors and named executives officers over which they have sole voting power but no investment power: Mr. Banks (2,000), Mr. Devonshire (2,000), Mr. Fort (2,000), Mr. Jellison (432,667), Mr. Johnson (2,000), Mr. Knowling (1,500), Mr. Prezzano (2,000), Mr. Wallman (2,000), Mr. Wright (2,000), Mr. Humphrey (67,234), Mr. Liner (11,960), Mr. Winfrey (22,433), Mr. Wood (11,433), and all 14 directors and executive officers as a group (567,227).

(3)

These securities are owned by various individual and institutional investors including the T. Rowe Price Mid-Cap Growth Fund, Inc., which owns 4,900,000 shares, representing 5.4% of the shares outstanding, and for which T. Rowe Price and Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, beneficial owner of such securities. Such information is based upon information as of December 31, 2008 as provided in a Schedule 13G/A filed with the SEC on February 11, 2009.

(4)

Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”). CWI is deemed to be the beneficial owner of 5,475,000 shares as result of CRMC’s capacity as an investment advisor. Such information is based upon information as of December 31, 2008 as provided in a Schedule 13G filed with the SEC on February 12, 2009.

(5)

Franklin Resources, Inc. (“FR”), a registered investment advisor, and its principal shareholders are deemed to be the beneficial owners of these shares. Such shares include 4,496,705 shares beneficially owned by Franklin Advisory Services, LLC, One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024. In its capacity as investment advisor, FR may have discretionary authority to dispose of or to vote shares that are under its management. As a result, FR may be deemed to have beneficial ownership of such shares. However, FR does not have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. Of the shares set forth above, FR does not have sole voting power with respect to the shares. Such information is based upon information as of December 31, 2008 as provided in a Schedule 13G/A filed with the SEC on February 9, 2009.

(6)	Includes 2,700 shares owned by Mr. Fort’s spouse.

(7)	Includes 1,666 shares held by a 401(k) plan.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning Roper’s current executive officers. The executive officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

Name	Position and Offices with Roper	Age
Brian D. Jellison*	Chairman of the Board of Directors, President and Chief Executive Officer	63
John Humphrey	Vice President and Chief Financial Officer	43
David B. Liner	Vice President, General Counsel and Secretary	53
Nigel W. Crocker	Group Vice President	54
Timothy J. Winfrey	Group Vice President	48
Benjamin W. Wood	Group Vice President	48

*	For more information on Mr. Jellison, see “Proposal 1: Election of Directors” above.

John Humphrey became Roper’s Vice President and Chief Financial Officer in April 2006. From December 2003 to April 2006, he served as Vice President and Chief Financial Officer for Honeywell Aerospace, a segment of Honeywell International providing integrated avionics, engines, systems and service solutions. Prior to that, Mr. Humphrey held several financial positions with Honeywell International and AlliedSignal.

David B. Liner has been Roper’s Vice President, General Counsel and Secretary since August 2005. From October 2001 until August 2005, Mr. Liner was a member of the law firm of Dykema Gossett, PLLC where he served in the corporate finance group and headed both the firm’s automotive industry team and China team. From February 1997 to July 2001, he served as Vice President and General Counsel of MascoTech, Inc., a

diversified industrial products company primarily serving the global transportation industry. Mr. Liner was a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets, from 1980 to 1997.

Nigel W. Crocker has been Group Vice President, Industrial Technology since November 1996. From September 1995 until November 1996, he served as President of AMOT’s U.S. unit, and from October 1991 until November 1996 he served as managing director of AMOT’s U.K. unit. Mr. Crocker served as managing director of Jiskoot Autocontrol Ltd. U.K., a control engineering company, from January 1990 until August 1991.

Timothy J. Winfrey has been Group Vice President, Energy Systems and Controls since June 2002. From October 2001 until June 2002, he was President of Ingersoll Rand Company’s commercial and retail air solutions business, prior to which (from May 1999) he was Vice President and General Manager of Ingersoll Rand’s reciprocating compressor division. From June 1996 until April 1999, Mr. Winfrey was employed by Owens Corning, first as director of corporate development, and then as general manager of the joint ventures and services business. From July 1995 to June 1996, he was manager, strategic planning, and then associate director, corporate development of Eaton Corporation. Mr. Winfrey held various project management positions at British Petroleum from August 1990 until December 1994.

Benjamin W. Wood has been Group Vice President, Scientific and Industrial Imaging since May 2003. Prior to joining Roper, he served for four years at Ingersoll Rand Company in strategic planning, financial analysis and business development roles before becoming Vice President of Marketing for the infrastructure sector in 2000. Mr. Wood’s earlier experiences include 11 years in Asia in entrepreneurial and corporate roles for privately held technology and software companies.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) that will place in perspective the information set forth in the “Executive Compensation” section that follows in this proxy statement. Our CD&A is organized as follows:

•

Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures for executive talent. We structured our executive compensation program to reflect our compensation philosophy and related operating principles.

•

Elements of Compensation. There are several components of the compensation payable to our executive officers while they are employed by our company and on a post-termination basis. We emphasize elements that tie executive compensation to performance.

•	Compensation Process. We regularly review our compensation programs to assure that we meet our compensation objectives.

•	Analysis of 2008 Compensation. The compensation for our named executive officers in 2008 reflected our compensation objectives and was tied to performance.

•	Share Ownership and Retention Guidelines. We require our named executive officers to maintain a significant equity interest in our Company.

•

Regulatory Requirements. We consider the impact of Sections 162(m) and 409A of the Internal Revenue Code (the “Code”), the Statement of Financial Accounting Standards No. 123R (“FAS 123R”), and various other regulatory requirements in our decisions regarding our executive compensation.

Objectives of Our Compensation Program

Roper is a diversified growth company. Our goal is to create superior long-term value for our investors through a strategy of building high-performance businesses united by common metrics and governance systems. Two key elements are critical to successfully executing our strategy and driving sustained value creation:

•	operational excellence and reinvestment in our existing businesses to generate attractive cash returns, and

•	wisely deploying the cash generated from operations primarily by making acquisitions that can be successfully integrated into our portfolio of companies.

To achieve these objectives, we take a minimalist approach to corporate structure to create an entrepreneurial organization. By doing so, we maintain the nimbleness associated with smaller companies while realizing the scale benefits of larger organizations.

We operate in an intensely competitive business environment. From a business perspective, not only do we compete with numerous companies in many markets for customers, but we also compete with different types of organizations for potential acquisitions. In addition, we compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires leaders with operational and portfolio expertise who are capable of taking on high levels of personal responsibility without the infrastructure support typically provided in companies of similar size.

Our compensation program for executives is based on our business needs and challenges in creating shareholder value. To support the achievement of our business strategies and goals, we:

•	tie compensation to performance;

•	emphasize equity compensation to align executives’ financial interests with those of shareholders;

•

maintain compensation and reward levels that are competitive in both publicly traded and privately held enterprises that enable us to recruit and retain seasoned leadership capable of driving and managing a diversified growth company;

•	simplify compensation design to facilitate ease of administration and communication;

•	maintain flexibility to adjust to changing business needs in a fast-paced business environment; and

•	adhere to the highest legal and ethical standards.

The Compensation Committee oversees our executive compensation programs to ensure that we appropriately compensate executives, to motivate executives to achieve our business objectives and to align our executive’s interests with those long-term interests of our shareholders.

Elements of Compensation

Our executive compensation program consists of several different elements, each with an objective that fits into our overall compensation program. Although there is no specific formula for allocating among the components, we emphasize the link between performance and compensation and consider our equity programs to be a significant vehicle for achieving that objective. While stock is a major component of executive compensation, other elements are needed to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the key element of the total compensation program for our named executive officers, and receives the heaviest weighting of all elements. It is intended to be a key element in driving the creation of value for investors and in attracting and retaining executives capable of effectively executing our business strategies. We emphasize equity compensation because it supports the achievement of many of our key compensation objectives:

•	Tie pay to performance by linking compensation to shareholder value creation.

•	Align executives’ interest with those of shareholders.

•	Attract executives, particularly those interested in building long-term value for shareholders, as equity compensation is a key element of competitive pay packages for executives.

•	Retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

Our long-term stock incentive program currently consists of two types of equity awards, both tied to stock price, since the value that an executive officer may ultimately receive depends on the value of our stock. These awards align our executive officers’ interests with those of our shareholders.

•

Stock Options—The exercise price of stock options is set at the market closing price of our stock on the date of grant, with options generally vesting in installments over three years. This design gives executives an incentive to increase share price and requires continued service over several years to realize any potential gains.

•

Restricted Stock—As with stock options, restricted shares generally vest in installments over three years. In some cases, however, restricted shares may fully vest at the end of three years without any annual installment vesting. Generally, the vesting of installments is contingent on the Company attaining a specific level of performance. This reinforces the executive’s commitment to long-term stock performance and preserves tax deductibility under the Code. Dividends are paid currently on restricted shares during the vesting period. Restricted stock is intended to encourage the retention of executives, while providing a continuing incentive to increase shareholder value.

To strengthen the alignment with shareholders, the size of awards has been generally expressed as a constant number of shares, which fluctuate in value from year to year with changes in stock price. We believe that this provides additional incentive for increasing the value of our shares and exposes the executive to the risks of share ownership.

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved in February, effective as of January 1. The specific amount for each executive officer depends on the executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives. For our more senior executives, particularly our Chief Executive Officer, fixed base salary represents a smaller percentage of the aggregate potential compensation (consisting of base salary, cash bonus and equity incentives), since we link a greater percentage of their potential compensation to performance and value creation.

Annual Incentive Bonus

In addition to equity compensation and salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established financial objectives for the year. These targets are discussed below in the section captioned “Analysis of 2008 Compensation—Annual Incentive Bonus.” Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure.

Retirement Benefits

We do not have a traditional defined benefit pension program at this time, although our executives are eligible to participate in a 401(k) program, which is the same as for other eligible employees. This program provides for matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code. We periodically review the retirement benefit component of our total compensation program for executives.

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, pursuant to which our executive officers may elect to defer cash compensation and receive tax-deferred returns on those deferrals. This plan also provides deferred compensation benefits that would have been earned under the tax-qualified 401(k) program but for certain compensation and benefits limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—Nonqualified Deferred Compensation” section below.

Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of non-cash benefits, and our executive officers participate in our other employee benefit programs on the same terms as other employees. We have, however, established a Medical Reimbursement Plan that covers certain medical and dental expenses of our executive officers, and we provide an automobile allowance and club memberships when they have a business purpose. All of the named executive officers currently participate in these programs, and they are also eligible for reimbursement for financial planning.

Severance Arrangements and Change in Control Provisions

To assist in the recruitment of executives, we entered into severance and change-in-control arrangements with Messrs. Jellison, Humphrey, Liner and Winfrey when they joined the Company. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change in control. During 2008, the Company amended these arrangements so that any amounts or benefits payable thereunder would be either exempt from or compliant with the requirements of Section 409A of the Code. For a description of these agreements and the payments that would be due under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section below.

Our stock award program provides for accelerated vesting of awards granted to all participants, including our named executive officers, in certain circumstances. Under our 2006 Incentive Plan, vesting will be accelerated for outstanding awards upon a “change in control” (as defined in the 2006 Incentive Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and within two years after the change in control a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (“double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (“single trigger” approach) because we believe that the double trigger provides adequate employment protection and reduces potential costs associated with the agreements to an acquirer of the Company.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. While many companies provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we have not historically provided this protection to any executive.

Mix of Total Compensation

We emphasize long-term incentives that are tied to stock price over cash and other forms of compensation, although we do not use any formula or specific weightings or relationship for allocating the various compensation elements within our total compensation program. The annual cash bonus opportunity for our executive officers equals, or for our Chief Executive Officer and our Chief Financial Officer exceeds, base salary and is also performance-based to further emphasize pay for performance. Base salary is the other significant form of current compensation, although it receives the least emphasis when considering base salary, bonus opportunity and equity incentives. Only a small portion of total compensation is not paid in current cash or stock. As noted above, we offer perquisites and other types of non-cash benefits on a limited basis, and these represent a small portion of total compensation for executives. Our policies and practices are subject to periodic review and possible revision.

Compensation Process

The Compensation Committee oversees our compensation programs. It performs an extensive review of each element of compensation for each of our executive officers, including our named executive officers, at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee generally takes into account the scope of the executive officer’s responsibilities, performance and experience as well as competitive compensation levels. During the annual review process, the Compensation Committee also reviews our full-year financial results against financial performance in prior periods.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. Since 2007, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (the “Consultant”) to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. This Consultant reports directly to the Chair of the Compensation

Committee and performs no other work for the Company. The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant assists in gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent. In addition, the Consultant provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Chief Executive Officer

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our Chief Executive Officer participates in the underlying process because of his close day-to-day association with the other executive officers and his knowledge of all of the Company’s diverse business operations. Our Chief Executive Officer periodically discusses with the Compensation Committee the performance of the Company and of each executive officer, including himself. Although the Compensation Committee values the input of our Chief Executive Officer, he does not participate in the portion of the Compensation Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Market Benchmarking

We consider market pay level as just one of many factors in setting the compensation levels and equity participation for our executives. To provide a frame of reference, we obtain information on market pay levels from various sources, including published compensation surveys and publicly available information for our selected benchmark companies as well as for other publicly traded companies. In addition, we examine the compensation levels used by private equity companies to attract leadership teams and to share the rewards of value creation with their executives, since we believe that we compete with those businesses in attracting and retaining executive talent. In addition, we consider our own and others’ marketplace experience in hiring executives.

Each year we gather information on pay levels and practices for a group of publicly traded benchmark companies selected based on their business focus. The companies included in the group are periodically reviewed and evaluated in light of our development and growth. The group of benchmark companies used in 2008 was jointly selected by our Consultant and management and approved by the Committee in January 2008. It is believed to be an appropriate group of comparable public companies with which we compete for customers, investors, and executives. Roper is in the middle of the group in terms of size, but it is in the upper quartile of the benchmark companies based on economic performance. The benchmark companies for 2008 included Danaher Corporation, Thermo Fisher Scientific Inc., Ingersoll-Rand Company, ITT Corporation, C.R. Bard, Inc., Dover Corporation, Cooper Industries, Inc, American Capital, Life Technologies, Inc., Rockwell Automation, Inc., Ametek, Inc., Waters Corporation, Millipore Corporation, Pentair, Inc., Flowserve Corporation, SPX Corporation, PerkinElmer, Inc., Allied Capital Corporation, IDEX Corporation, Crane Co., and Varian, Inc.

For each benchmark company, we gather information regarding the total compensation levels for their named executive officers, specifically noting base salary, annual bonus, long-term equity incentives and other compensation, including retirement benefits and perquisites. In addition, for each company we compile information on dilution from stock incentives, share usage under stock incentive plans (including the number of shares historically granted annually as a percentage of total shares outstanding and the expense of all stock awards granted as a percentage of market capitalization), retirement practices and other related items. This information is summarized and reviewed with the Compensation Committee. We also periodically gather information from leading published compensation surveys for industrial companies generally and review information related to compensation among private equity firms.

We have no formal policies or practices on specific relationships between compensation for our executives and statistics on market pay levels. Our goal is to provide compensation that allows us to attract and retain executives capable of effectively leading a diversified growth company. Market pay levels are only one factor considered in evaluating the supply of and demand for executives, with the decision ultimately reflecting an evaluation of individual contribution and value to our Company.

CEO Compensation Relative to Other Executives

In addition to market pay information, the Committee considers our executive officers’ scope of responsibilities, nature of duties, and experience in an effort to ensure that compensation levels are reasonable and equitable from an internal perspective. A fundamental principle underlying the structure of our compensation program is that the relative proportion of incentive and equity compensation as a percentage of total compensation should increase commensurate with responsibility level. The role of our CEO has, by definition, the highest level of responsibility and requires the broadest complement of skills. In addition to fundamental functional skills, CEO operational acuity is essential for effective management across all our businesses and segments, particularly since we do not have a Chief Operating Officer. Our CEO must also be skilled at asset allocation and investments to ensure that the cash generated by operations is effectively deployed. Further, we believe our strong performance and growth under the leadership of our CEO, coupled with his broad range of experience, are highly desired in the marketplace and make him very valuable to other potential employers. In light of these considerations, the Compensation Committee has set the compensation for our CEO at a much higher level than that for other executive officers, which the Committee believes is appropriate and equitable relative to compensation for our other named executive officers.

Analysis of 2008 Compensation

Consistent with our philosophy of linking compensation to performance, compensation for our named executive officers in 2008 was based on our business results. Despite the economic downturn during 2008, we again achieved another record year of growth and performance. Both net earnings and revenue grew substantially over 2007’s record levels. Profit margins expanded and cash generation was exceptional. Consistent with market valuations generally, our stock price declined from prior year levels, which reduced the value of prior equity awards to executive officers. This section discusses the compensation actions that were taken in 2008 for our named executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In February 2008, the Compensation Committee approved salary increases for the executive officers, effective at the start of the year, as follows: Mr. Jellison (5.3%), Mr. Humphrey (11.1%), Mr. Winfrey (9.5%), Mr. Wood (5.1%), and Mr. Liner (5.9%). These increases reflect our continued growth and the Committee’s and Mr. Jellison’s evaluation (except in regard to himself) of the responsibilities and performance of each officer.

Annual Incentive Bonus

Annual incentive bonus opportunities for our named executive officers are based on achieving financial performance targets that are established at the start of the year. Additional factors related to the creation of value for shareholders are also considered when deemed appropriate by the Compensation Committee. Under our program, each named executive officer is assigned an incentive opportunity expressed as a percentage of base salary. The percentages for 2008 were 200% of base salary for our Chief Executive Officer, 120% of base salary for our Chief Financial Officer and 100% of base salary for the other named executive officers, consistent with our philosophy that the “at-risk” portion of total compensation should increase with position level.

For 2008, the Committee linked incentive bonus opportunities for our executive officers to increases in adjusted net earnings, which the Compensation Committee believes is a good indication of our overall performance. An increase in adjusted net earnings of 20% over 2007 was set as the level at which the full bonus opportunity would be earned. The minimum threshold for any bonus was set at 4.5% growth in adjusted net earnings over 2007. At this minimum threshold level, 35% of the full bonus opportunity would be earned. To the extent adjusted net earnings grew between 4.5% and 20%, the percentage of the bonus opportunity earned would be determined through straight-line interpolation. Adjusted net earnings for the Company grew by 19% in 2008 over 2007, and accordingly, the Compensation Committee approved payment of 96% of the bonus opportunity. The bonus opportunity for our named executive officers who are Group Vice Presidents is based two-thirds on the performance of their segment and one-third on corporate performance. For 2008, they received only the Company portion of their bonus opportunity. The bonuses to our named executive officers for 2008 are shown in the Summary Compensation Table below.

For 2009, the Committee has retained the approach to annual incentive bonuses used for 2008. In light of the global economic uncertainty, however, bonuses will be based on historical performance (rather than solely prior year) and earnings growth is not required to receive a partial bonus payment. Incentive opportunities as a percentage of salary have been increased for Mr. Jellison (225%), Mr. Humphrey (150%), and Mr. Winfrey (125%) in light of our continued growth. Mr. Humphrey’s opportunity also reflects his expanded areas of responsibility and personal development and performance.

Long-Term Stock Incentives

In 2008, we continued our practice of awarding a combination of stock options and restricted shares to our executive officers. Consistent with our philosophy of aligning executive officer compensation with long-term shareholder value, the Committee awarded Mr. Jellison four years of awards in February 2008. From 2004 to 2007, the Committee awarded Mr. Jellison 110,000 stock options and 110,000 restricted shares each year, consistent with our general practice of expressing the size of equity awards as a constant number of shares which fluctuate in value from year to year based on changes in stock price. In 2008, Mr. Jellison was awarded 440,000 stock options and 440,000 restricted shares. This multi-year award was intended to provide clarity to Mr. Jellison and our investors that our historical grant practice for Mr. Jellison would continue. The award further reflected the Committee’s views on Mr. Jellison’s contributions to us during his tenure as CEO, our strong growth and performance under Mr. Jellison’s leadership, and the importance of ensuring Mr. Jellison’s continued employment in light of his experience and track record, which the Committee believes makes Mr. Jellison very valuable to other potential employers. The 2008 stock option award to Mr. Jellison vests over five years starting on the first anniversary of the grant in increments of 10% (2009), 15% (2010), and 25% (2011, 1012, and 2013). The restricted shares will vest over the same period subject to the achievement of specified performance objectives over the period. Due to the performance requirements and related accounting rules, more expense will be recognized in the early years and less expense will be recognized in later years under the award; in contrast, the vesting schedule was structured such that less of the award vests in early years and more vests in the later years in an effort to increase the potential that Mr. Jellison will remain with us throughout the entire award period. As a result, the amount of compensation reported in the stock award column of the Summary Compensation Table below reflects a much higher proportion of the total expense than indicated by the vesting percentages listed above; more precisely, 32% of the expense was recognized in 2008 and reported in the Summary Compensation Table although none of the award vested in 2008. During the twelve months of the award (February 2008 to February 2009), the expense recognized for the restricted stock awards to Mr. Jellison in 2008 represented 37% of the total expense, in contrast to only 10% of the award that vested. See the table below for detail on the cumulative expense recognition and vesting by year as a percentage of the total award.

Cumulative % of Total	Feb. 2008-09	Feb. 2009-10	Feb. 2010-11	Feb. 2011-12	Feb. 2012-13
Non-Cash Expense Recognition	37%	64%	84%	95%	100%
Vesting	10%	25%	50%	75%	100%

The number of stock options and restricted shares awarded in early 2008 to our named executive officers other than Mr. Jellison was the same as in prior years, except for (1) Mr. Humphrey, who received 2,500 more shares of restricted stock in light of his assumption of broader responsibilities and the Committee’s and

Mr. Jellison’s assessment of his performance and professional development, and (2) Mr. Wood, who received 3,000 fewer option shares to reflect an adjustment in his scope of responsibility. These awards are shown in the Grants of Plan-Based Awards Table below.

In February 2009, the Compensation Committee again granted stock options and restricted stock to our executive officers, except for Mr. Jellison who received no equity awards. Consistent with our philosophy of granting a constant number of shares, the number of shares awarded in 2009 was similar to 2008 awards, as adjusted to reflect individual considerations, even though the dollar value of the awards was lower than in prior years.

Share Ownership and Retention Guidelines

We believe that our executives should have a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives with our shareholders, we adopted share retention and ownership guidelines for our executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, ranging from a minimum of 100,000 shares for the Chief Executive Officer to 15,000 shares for Group Vice Presidents. Until the stock ownership guidelines are met, an executive is required to retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program. Our key executives will have a substantial portion of their incentive compensation paid in the form of our Common Stock. The program is subject to periodic review by the Compensation Committee.

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative instruments with respect to Company securities, and other securities that are immediately convertible or exchangeable into such securities.

Regulatory Considerations

The Code contains a provision that limits the tax deductibility of certain compensation paid to our named executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Code. Our stock options are designed to be performance based and fully deductible. The restricted stock awards granted to our named executive officers in 2008 are performance based in a manner that are designed to preserve their full deductibility. We have adopted policies and practices that should ensure the full deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our shareholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FAS 123R, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	Robert D. Johnson, Chairman John F. Fort III Wilbur J. Prezzano

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. In accordance with SEC requirements only 2008 information is required for Mr. Liner since he was not previously a “named executive officer.”

2008 Summary Compensation Table

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan(1)(3) Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total Compensation
Brian D. Jellison Chairman of the Board, President and Chief Executive Officer	2008	$1,000,000		—	$11,762,384	(6)	$2,051,830	$1,920,000	—	$478,262	$17,212,476
	2007	950,000		—	7,142,047		1,052,121	1,900,000	—	46,878	11,091,046
	2006	900,000		—	5,235,196		554,767	1,800,000	—	213,264	8,703,227

John Humphrey Vice President and Chief Financial Officer	2008	500,000		—	1,314,390		629,995	576,000	—	104,393	3,124,778
	2007	450,000		—	844,298		455,865	450,000	—	76,465	2,276,628
	2006	286,243	(7)	—	19,552		191,533	415,000	—	248,197	1,360,525

Timothy J. Winfrey	2008	460,000		—	635,812		268,727	150,000	—	104,788	1,619,327
Group Vice President	2007	420,000		—	476,946		201,666	420,000	—	88,402	1,607,014
	2006	400,000		—	384,606		104,183	320,000	—	78,143	1,286,932

Benjamin W. Wood	2008	410,000		—	635,812		176,285	95,000	—	77,239	1,394,336
Group Vice President	2007	390,000		—	476,946		143,039	225,000	—	78,775	1,313,760
	2006	325,000		—	384,606		61,981	325,000	—	62,188	1,158,775

David B. Liner Vice President, General Counsel and Secretary	2008	360,000		—	427,426		159,422	346,000	—	79,801	1,372,649

(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the accounting expense we recognized in the year indicated for restricted stock and option awards held by the named executive officers, calculated in accordance with FAS 123R or, with respect to awards granted prior to 2006, in accordance with FAS 123. The assumptions used in determining the grant date fair values of these option awards are set forth in the Note 11 to the Company’s consolidated financial statements for 2008, which are included in our Annual Report on Form 10-K for the fiscal year ended 2008, filed with the SEC. The awards for which expense is shown in this table include the awards granted in the year indicated, as well as awards granted in prior years for which we continued to recognize expense in the year indicated.

(3)	The amounts in this column reflect payments made pursuant to the Company’s cash incentive bonus plan, which is further explained above in the CD&A section captioned “Annual Incentive Bonus.”

(4)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(5)	Amounts reported in the “All Other Compensation” column for 2008 are equal to the Company’s incremental cost and include the following items:

Name	Club Memberships	Company Car	Financial Planning	Additional Medical Benefits	Contributions to Defined Contribution Plans	Other
Brian D. Jellison	$3,756	$24,000	$475	$6,211	$217,500	$226,320	(8)
John Humphrey	6,280	24,000	—	1,457	72,656	—
Timothy J. Winfrey	6,312	19,000	—	12,163	67,313	—
Benjamin W. Wood	—	19,000	4,450	4,945	48,844	—
David B. Liner	2,130	19,000	—	6,171	52,500	—

(6)

Reflects the multi-year grant in 2008 which, due to the inclusion of performance requirements, results in higher expense in early years of the award term and lower expense in later years. See the table above regarding “Long-Term Stock Incentives” in the “Analysis of 2008 Compensation” section of the CD&A for detail.

(7)	Represents the prorata portion of Mr. Humphrey’s salary paid following his commencement of service on April 24, 2006.

(8)	Represents expenses associated with Mr. Jellison’s relocation to the Company’s current headquarters.

2008 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2008 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: # of Shares of Stock/ Units(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Full FAS 123R Value ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Brian D. Jellison	02/18/2008				440,000		55.22	24,296,800
	02/18/2008					440,000		5,623,200
		700,000	2,000,000	2,000,000
John Humphrey	02/18/2008				15,000		55.22	828,300
	02/18/2008					40,000		511,200
		210,000	600,000	600,000
Timothy J. Winfrey	02/18/2008				10,000		55.22	552,200
	02/18/2008					20,000		255,600
		161,000	460,000	460,000
Benjamin W. Wood	02/18/2008				10,000		55.22	552,200
	02/18/2008					12,000		153,360
		143,500	410,000	410,000
David B. Liner	02/18/2008				6,000		55.22	331,320
	02/18/2008					12,000		153,360
		126,000	360,000	360,000

(1)	For an explanation of the material terms, refer to the CD&A section above. Amounts paid under this program for 2008 are set forth in the Summary Compensation Table.

(2)

The restricted shares granted to Mr. Jellison were a multi-year award and vest under the following vesting schedule: 10% in 2009, 15% in 2010, and 25% in each year for 2011, 2012, and 2013. The restricted shares granted to Messrs. Humphrey, Winfrey, Wood and Liner vest ratably in 2009, 2010, and 2011. For all officers, the vesting date in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals for the applicable period. Dividends are paid currently on restricted shares.

(3)

The stock options granted to Mr. Jellison were a multi-year award and vest under the following vesting schedule: 10% in 2009, 15% in 2010, and 25% in each year for 2011, 2012, and 2013. The stock options granted to Messrs. Humphrey, Winfrey, Wood and Liner vest ratably in February 2009, 2010, and 2011. All options expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our Common Stock on the date of grant.

(4)	The dollar values reflect the expense of the awards as calculated in accordance with FAS 123R.

2008 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008 for the named executive officers.

Name	Option Awards					Stock Awards
	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Brian D. Jellison	400,000			20.725	11/06/2011
	200,000			19.175	11/19/2012
	110,000			24.200	02/25/2014
	110,000			31.355	04/18/2012
	73,333	36,667	(2)	42.350	02/23/2013
	36,667	73,333	(3)	52.190	02/16/2017
		440,000	(4)	55.220	02/18/2018
						550,000	(7)(11)	23,875,500

John Humphrey	40,000	20,000	(5)	49.515	04/24/2013
	13,334	26,666	(3)	52.190	02/16/2017
		40,000	(6)	55.220	02/18/2018
						56,500	(8)(11)	2,452,665

Timothy J. Winfrey	30,000			19.175	11/19/2012
	12,000			24.200	02/25/2014
	20,000			31.355	04/18/2012
	13,333	6,667	(2)	42.350	02/23/2013
	6,667	13,333	(3)	52.190	02/16/2017
		20,000	(6)	55.220	02/18/2018
						19,999	(9)(11)	868,157

Benjamin W. Wood	3,334			14.900	04/03/2013
	4,001			24.200	02/25/2014
	4,002			31.355	04/18/2012
	8,000	4,000	(2)	42.350	02/23/2013
	5,000	10,000	(3)	52.190	02/16/2017
		12,000	(6)	55.220	02/18/2018
						19,999	(9)(11)	868,157

David B. Liner	12,000			38.060	08/02/2012
	8,000	4,000	(2)	42.350	02/23/2013
	4,000	8,000	(3)	52.190	02/16/2017
		12,000	(6)	55.220	02/18/2018
						12,000	(10)(11)	520,920

(1)	Calculated by multiplying $43.41, the closing market price of our Common Stock on December 31, 2008, by the number of restricted shares that have not vested.

(2)	These stock options were granted on February 23, 2006 with unexercisable shares vesting in February 2009.

(3)	These stock options were granted on February 16, 2007 with unexercisable shares vesting ratably in February 2009 and 2010.

(4)	These stock options were granted as a multi-year award on February 18, 2008 and vest as follows: 10% in 2009, 15% in 2010, and 25% for each year in 2011, 2012, and 2013.

(5)	These stock options were granted on April 24, 2006 with unexercisable shares vesting in April 2009.

(6)	These stock options were granted on February 18, 2008 with unexercisable shares vesting 34% in February 2009, and 33% in February 2010 and 2011.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting as follows:

(I)	36,667 shares remaining from 110,000 shares granted February 23, 2006 and vesting in February 2009;

(II)	73,333 shares remaining from 110,000 shares granted February 16, 2007 and vesting ratably in 2009 and 2010; and,

(III)	440,000 shares granted as a multi-year award on February 18, 2008 and vesting 10% in 2009, 15% in 2010, and 25% per year in 2011, 2012, and 2013.

(8)	This represents multiple restricted stock awards with the remaining shares of each grant vesting as follows:

(I)	30,000 shares granted April 24, 2006 and vesting in full in April 2009;

(II)	3,167 shares remaining from 9,500 shares granted November 30, 2006 and vesting in November 2009;

(III)	8,333 shares remaining from 12,500 shares granted February 16, 2007 and vesting ratably in 2009 and 2010; and,

(IV)	15,000 shares granted February 18, 2008 and vesting ratably in 2009, 2010, and 2011.

(9)	This represents multiple restricted stock awards with the remaining shares of each grant vesting as follows:

(I)	3,333 shares remaining from 10,000 shares granted on February 23, 2006 and vesting in February 2009;

(II)	6,666 shares remaining from 10,000 shares granted February 16, 2007 and vesting ratably in 2009 and 2010; and,

(III)	10,000 shares granted February 18, 2008 and vesting ratably in 2009, 2010, and 2011.

(10)	This represents multiple restricted stock awards with the remaining shares of each grant vesting as follows:

(I)	2,000 shares remaining from 6,000 shares granted February 23, 2006 and vesting in February 2009;

(II)	4,000 shares remaining from 6,000 shares granted February 16, 2007 and vesting ratably in 2009 and 2010; and,

(III)	6,000 shares granted February 18, 2008 and vesting ratably in 2009, 2010, and 2011.

(11)	For restricted stock granted in 2007 and 2008, the actual vesting dates in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals.

2008 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock vesting and option exercises during the fiscal year ended December 31, 2008 with respect to the named executive officers.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise($)	# of Shares Acquired on Vesting	Value Realized on Vesting($)
Brian D. Jellison	—	—	170,000	9,505,099
John Humphrey	—	—	7,333	379,325
Timothy J. Winfrey	18,000	805,806	10,000	562,900
Benjamin W. Wood	—	—	10,000	562,900
David B. Liner	—	—	12,000	724,020

Pension Benefits

None of our named executive officers participates in a Company-sponsored defined-benefit pension plan.

2008 Nonqualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2008.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian D. Jellison	164,500	200,250	64,235	(5,967,228)	510,939
John Humphrey	61,300	55,406	(103,594)	—	213,474
Timothy J. Winfrey	74,250	50,063	(167,728)	—	310,070
Benjamin W. Wood	147,312	31,594	(58,518)	(339,767)	158,840
David B. Liner	39,800	35,250	653	—	75,703

(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year; and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings were included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

As described above in the CD&A, the employment agreement with Mr. Jellison and offer letters or separation agreements with other named executive officers provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that are accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison were to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

In Connection with a Change of Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey, Liner, and Winfrey

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006 as amended December 30, 2008, Mr. Humphrey would be entitled to receive consideration under the following termination scenarios:

•

Termination Without Cause: severance equal to his then current salary and payable for one year in monthly installments and one year of medical benefit coverage; in addition, any equity awards associated with his offer letter become immediately vested.

•	Change in Control: accelerated vesting of all his outstanding awards granted on the date of hire.

Mr. Liner. Pursuant to an offer letter dated July 21, 2005, as amended December 30, 2008, if Mr. Liner’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to the sum of his then-current base salary and annual bonus earned with respect to the last year before the termination occurred.

Mr. Winfrey. Pursuant to an offer letter dated May 20, 2002 as amended December 30, 2008, Mr. Winfrey would be entitled to a severance payment of one year’s salary and bonus if he were terminated by the Company for any reason other than gross misconduct.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2008 under the circumstances shown.

BRIAN D. JELLISON

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	$3,920,000	$3,920,000	$5,820,000
Accelerated Equity Awards(3)
2006 Stock Option Grant	—	—	38,867
2007 Stock Option Grant	—	—	—
2008 Stock Option Grant	—	—	—
2006 Restricted Stock Grant	—	—	1,591,714
2007 Restricted Stock Grant	—	—	3,183,386
2008 Restricted Stock Grant	—	—	19,100,400
Continued Medical Benefits	16,001	16,001	16,001
Total	$3,936,001	$3,936,001	$29,750,368

JOHN HUMPHREY

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	—	$500,000	$500,000
Accelerated Equity Awards(3)
2006 Stock Option Grant	—	—	—
2007 Stock Option Grant	—	—	—
2008 Stock Option Grant	—	—	—
2006 Restricted Stock Grants	—	$1,302,300	$1,439,779
2007 Restricted Stock Grants(4)	—	—	361,736
2008 Restricted Stock Grants(4)	—	—	651,150
Continued Medical Benefits	—	12,800	—
Total	—	$1,815,100	$2,952,665

TIMOTHY J. WINFREY

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	—	$610,000	$610,000
Accelerated Equity Awards(3)
2007 Stock Option Grant	—	—	—
2008 Stock Option Grant	—	—	—
2007 Restricted Stock Grant(4)	—	—	289,371
2008 Restricted Stock Grant(4)	—	—	434,100
Total	—	$610,000	$1,333,471

BENJAMIN W. WOOD

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	—	—	—
Accelerated Equity Awards(3)
2007 Stock Option Grant	—	—	—
2008 Stock Option Grant	—	—	—
2007 Restricted Stock Grant(4)	—	—	$289,371
2008 Restricted Stock Grant(4)	—	—	434,100
Total	—	—	$723,471

DAVID B. LINER

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	—	$706,000	$706,000
Accelerated Equity Awards(3)
2007 Stock Option Grant	—	—	—
2008 Stock Option Grant	—	—	—
2007 Restricted Stock Grant(4)	—	—	$173,640
2008 Restricted Stock Grant(4)	—	12,800	260,460
Total	—	$718,800	$1,410,100

(1)

Scenarios for termination involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

(2)	Assumes employment is terminated involuntarily without cause.

(3)	Based on $43.41 closing price as of December 31, 2008, the last trading day of 2008.

(4)	Pursuant to Section 14.7 of the 2006 Plan, stock options become fully exercisable and time-based vesting restrictions fully lapse upon the occurrence of a Change in Control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Roper’s directors, officers and persons who own more than 10% of Roper Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file. As a result of an administrative error, during 2008 each of our officers (Messrs. Crocker, Humphrey, Jellison, Liner, Soni, Winfrey and Wood) filed a Form 4 to report a Company grant one day late. In addition, Mr. Wood filed a late Form 4 reporting a sale, and Mr. Winfrey filed a late Form 4 reporting a discretionary transaction in his 401(k) account.

To Roper’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, except as set forth above, all of Roper’s executive officers and directors complied with applicable Section 16(a) filing requirements.

PROPOSAL 2:	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered accounting firm for the year ending December 31, 2009. The Board of Directors recommends that the shareholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions of shareholders in attendance. If this Proposal 2 does not pass, the selection of our independent registered accounting firm will be reconsidered by the Audit Committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

INDEPENDENT PUBLIC ACCOUNTANTS

Following (in thousands) are the professional fees billed by PwC for the fiscal years ended December 31, 2008 and 2007. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent auditor require the Audit Committee’s prior approval. As such, all audit, audit-related and tax fees were pre-approved by the Audit Committee.

	Dollars in Thousands
	FY 2008	FY 2007
Audit Fees(1)	$3,380	$3,364
Audit-Related Fees(2)	553	635
Tax Fees	102	236
All Other Fees	—	—

TOTAL FEES	$4,035	$4,235

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT

THE 2010 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2010 Annual Meeting of Shareholders, the proposal must be sent by Certified Mail-Return Receipt Requested and must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than December 30, 2009. All proposals must conform to the rules and regulations of the SEC.

A shareholder may also nominate directors or have other business brought before the 2010 Annual Meeting of Shareholders by submitting the nomination or proposal on or after February 3, 2010, and on or before March 5, 2010, in accordance with Roper’s By-laws. The nomination or proposal must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

For any shareholder proposal not submitted for inclusion in the Proxy Statement for Roper’s 2010 Annual Meeting of Shareholders but intended to be presented directly at that annual meeting (other than the nomination of a director candidate), the notice must include the text of the proposal; a brief statement of the reasons why the stockholder favors the proposal; the stockholder’s name and address; the number and class of all shares of each class of Company stock owned of record and beneficially the stockholder (and any beneficial owner on whose behalf the proposal is made); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities; and if applicable, any material interest of such stockholder and such beneficial owner in the matter proposed (other than as a stockholder).

The notice to nominate any person for election as a director of the Company must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to the stockholder; (iii) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of the Company if elected; (v) such stockholder’s name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such stockholder (and any beneficial owner on whose behalf the nomination is made) and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities.

With respect to matters not included in the Proxy statement but properly presented at the Annual Meeting of Shareholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises shareholders in the Proxy Statement for the 2010 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal (a) provides Roper with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Roper with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned Annual Meeting, it is the intention of the proxies named in the enclosed proxy to vote according to their best judgment.

By the Order of the Board of Directors

Brian D. Jellison

Chairman, President and Chief Executive Officer

Dated: April 29, 2009

ROPER INDUSTRIES, INC.

6901 PROFESSIONAL PKWY EAST

SUITE 200

SARASOTA, FL 34240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Roper Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Roper Industries, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received prior to the Annual Meeting. If you vote by Internet or phone, you do not need to return this card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M14129-P73193

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROPER INDUSTRIES, INC.

For All Withhold All For All Except

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 and 2.

Vote on Directors

1. Nominees:

01) Robert D. Johnson

02) Robert E. Knowling, Jr.

03) Wilbur J. Prezzano

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company.

3. To transact any other business properly brought before the meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.

Yes No

Please indicate if you plan to attend this meeting.

Yes No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 3, 2009: The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

M14130-P73193

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS JUNE 3, 2009

The undersigned hereby authorize(s) BRIAN D. JELLISON and DAVID B. LINER, or either of them as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 3, 2009 at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 12:00 noon (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE